Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Seneca Global Fund, L.P. of our report dated February 27, 2014, relating to our audit of the statement of financial condition of Steben & Company, Inc., appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ McGladrey LLP

Chicago, Illinois
August 28, 2014